EXHIBIT 99.1

VELATEL ACQUIRES SERBIAN BROADBAND OPERATOR VERAT

VelaTel expands its footprint in the Balkans region by acquiring a 51% stake in holding company Kerseyco Trading Limited and its operating subsidiary VeratNet d.o.o.

SAN DIEGO, CA – DECEMBER 19, 2011 – US-based VelaTel Global Communications (OTCQB: VELA) (VelaTel), a leader in deploying and operating wireless broadband and telecommunication networks worldwide, today announced it has entered into a Business Cooperation Agreement with the shareholders of Cyprus holding company Kerseyco Trading Limited to acquire at least a 51% controlling interest in Kerseyco and its Serbian operating subsidiary, VeratNet d.o.o.  The transaction is expected to close in February 2012, in order to allow sufficient time for VelaTel’s auditors to conduct the work needed to report the financial results of Kerseyco and its subsidiary on VelaTel’s consolidated financial statements going forward.

Verat is one of the leading telecommunications operator and internet service providers in Serbia, offering a full range of telecommunication services, including ADSL broadband service nationwide and wireless broadband access (WBA) in three cities where it holds radio frequency licenses, including Belgrade, Serbia’s capital and largest city (population approximately 1.6 million).  Verat also offers specialty services to business customers, such as international private leased circuit services, dedicated wireless internet lines, and dedicated web server hosting.  Verat currently owns a data center, a network core, and 11 base transceiver stations (BTS).  Verat has more than 50 employees who serve more than 10,000 subscribers.

In exchange for its 51% equity stake, VelaTel will contribute CAPEX and OPEX necessary to continue Verat’s existing operations and to upgrade Verat’s existing WBA infrastructure equipment with higher capacity equipment, which will more than double the subscriber capacity of Verat’s WBA network and allow Verat to add new wireless customers.  The equipment, which has been already manufactured by ZTE, will be part of the existing strategic agreement that VelaTel has in place with ZTE.  Based on an estimated equipment delivery date during March 2012, VelaTel expects to complete the deployment of the new equipment during the summer of 2012.  VelaTel very recently acquired companies with WBA assets in the neighboring Balkan countries of Croatia and Montenegro, and plans to deploy all three markets simultaneously, which VelaTel projects will result in significant expense savings and strategic synergies.

Under the parties’ agreement, VelaTel has the opportunity to expand its equity stake from 51% to 75% in exchange for a further expansion of the WBA network to at least 50 BTS.  The potential network expansion may occur as a result of subscriber growth within Verat’s existing license territory, or if Verat is awarded WBA licenses covering additional geographic regions in Serbia.

About VelaTel Global Communications, Inc.
VelaTel acquires spectrum assets through acquisition or joint venture relationships, and provides capital, engineering, architectural and construction services related to the build-out of wireless broadband telecommunications networks, which it then operates by offering services attractive to residential, enterprise and government subscribers.  VelaTel currently focuses on emerging markets where internet penetration rate is low relative to the capacity of incumbent operators to provide comparable cutting edge services, and/or where the entry cost to acquire spectrum is low relative to projected subscribers.  VelaTel currently has project operations in People’s Republic of China and Peru.  Additional target markets include countries in Latin America, the Caribbean, Southeast Asia and Eastern Europe.  VelaTel’s administrative headquarters are in San Diego, California.  For more information, please visit www.velatel.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, events and performances could vary materially from those contemplated by these forward-looking statements.  These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results.  These risks and uncertainties include, among other things, product demand and market competition.  You should independently investigate and fully understand all risks before making an investment decision.

VelaTel Contacts:

Media/Analyst Relations Kimberley Brown Core Insights 360 PR Public Relations 1-404-314-2900 kbrown@coreinsights360.com	Retail Investors Tim Matula VelaTel Global Communications, Inc. Investor Relations (Toll Free) 1-877-260-9170 investors@velatel.com

#  #  #